                                 EXHIBIT 10.15.1

                                                                   Hearing Date:
                                                                To Be Determined
                                                                        PORTLAND

                         UNITED STATES BANKRUPTCY COURT
                                DISTRICT OF MAINE

                                             )
In re:                                       )     Chapter 11
                                             )
PEGASUS SATELLITE TELEVISION, INC., et al.,  )     Case No. 04-20878
                                             )
                     Debtors.                )     (Jointly Administered)
                                             )

                 DEBTORS' MOTION FOR ORDER PURSUANT TO 11 U.S.C.
              SECTIONS 363(B) AND 105(A) AUTHORIZING AND APPROVING
                   IMPLEMENTATION OF MANAGEMENT RETENTION PLAN

                Pegasus Satellite Television, Inc. and certain of its subsidiaries and affiliates, each a debtor and debtor-in-possession herein (collectively, the "Debtors"),(1) hereby file this motion (the "Motion") requesting entry of an order authorizing and approving implementation of the Debtors' management retention plan (the "Employee Retention Plan"). The facts and circumstances supporting this Motion are set forth in the concurrently filed Affidavit of Ted S. Lodge, President, Chief Operating Officer and Counsel of Pegasus Satellite Communications, Inc., in support of Motion for Order Pursuant to 11 U.S.C. Sections 363(b) and 105(a) Authorizing and Approving Implementation of Management Retention Plan. In further support of this Motion, the Debtors respectfully state as follows:

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(1)     The Debtors are: Argos Support Services Company, Bride Communications,
Inc., B.T. Satellite, Inc., Carr Rural TV, Inc., DBS Tele-Venture, Inc., Digital Television Services of Indiana, LLC, DTS Management, LLC, Golden Sky DBS, Inc., Golden Sky Holdings, Inc., Golden Sky Systems, Inc., Henry County MRTV, Inc., HMW, Inc., Pegasus Broadcast Associates, L.P., Pegasus Broadcast Television, Inc., Pegasus Broadcast Towers, Inc., Pegasus Media & Communications, Inc., Pegasus Satellite Communications, Inc., Pegasus Satellite Television of Illinois, Inc., Pegasus Satellite Television, Inc., Portland Broadcasting, Inc., Primewatch, Inc., PST Holdings, Inc.,

                       STATUS OF THE CASE AND JURISDICTION

                1. On June 2, 2004 (the "Petition Date"), each of the Debtors filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"). On the Petition Date, the Debtors also jointly filed motions or applications seeking certain typical "first day" orders, including an order to have these cases jointly administered.

                2. The Debtors are continuing in possession of their properties and are operating and maintaining their businesses as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

                3. On June 10, 2004, the United States Trustee for the District of Maine appointed an official committee of unsecured creditors pursuant to section 1102(a) of the Bankruptcy Code (the "Committee").

                4. No request has been made for the appointment of a trustee or examiner in these cases.

                5. The Court has jurisdiction over this matter pursuant to 28 U.S.C. Sections 157 and 1334. This is a core proceeding pursuant to 28 U.S.C.
Section 157(b)(2). Venue is proper in this Court pursuant to 28 U.S.C. Sections 1408 and 1409. The statutory predicate for the relief sought herein is 11 U.S.C. Sections 363(b) and 105(a).

                            BACKGROUND OF THE DEBTORS

                6. Pegasus Satellite Television, Inc. ("PST"), together with its subsidiaries, is the nation's largest independent provider of DIRECTV(R)programming. Organized in 1996 as a Delaware Corporation, PST is headquartered in Marlborough, Massachusetts. PST is a wholly owned indirect subsidiary of Pegasus Satellite Communications, Inc.

----------
South Plains DBS, LP., Telecast of Florida, Inc., WDSI License Corp., WILF, Inc., WOLF License Corp., WTLH License Corp.

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                7.      The Debtors' principal operating business is its direct
broadcast satellite ("DBS") business.(2) Specifically, the Debtors provide DIRECTV programming services to rural households across the United States and, as of December 31, 2003, had in excess of 1.1 million subscribers and the exclusive right to distribute DIRECTV services to approximately 8.4 million rural households in certain territories within 41 states.

                8. DBS services are digital broadcasting services that require a subscriber to install or have installed a satellite receiving antenna (or dish) and a digital receiver. DIRECTV, in particular, requires subscribers to have a satellite dish, which can be as small as 18 inches in diameter depending on the services received, to which DIRECTV directly transmits programming services via five high power Ku band satellites. The Debtors in turn offer certain core programming packages to subscribers, which vary according to channels delivered and price.

                9. The Debtors maintain an independent retail network through dealer relationships to distribute DIRECTV programming. The Debtors have expanded this network to include over 4,000 consumer electronics stores and other independent retailers serving rural areas in the Debtors' service area. Today, the Debtors' retail network is one of the few sales and distribution channels available to digital satellite service providers seeking broad and effective distribution in rural areas throughout the continental United States.

                10. Since beginning its DBS business in 1994, the Debtors have invested in excess of $1 billion to build its DIRECTV DBS business in addition to amounts spent to acquire distribution rights. The $1 billion includes almost $200 million spent on the Debtors' customer call centers.

----------
(2) Debtor Pegasus Media & Communications, Inc. also conducts television broadcast operations through twelve (12) subsidiaries, all of which have filed voluntary petitions under chapter 11 and are Debtors in these cases.

                11. As of March 31, 2004, the Debtors had assets aggregating approximately $1.6 billion related to their DBS business, which generated net revenues of approximately $831.2 million during calendar year 2003. The Debtors have 942 employees.

                      INSTABILITY AND UNCERTAINTY RESULTING
                   FROM ACTIONS TAKEN BY DIRECTV AND THE NRTC

                12. As this Court is aware, sometime prior to June 1, 2004, and without the knowledge of the Debtors, DIRECTV, Inc. ("DIRECTV") and the National Rural Telecommunications Cooperative (the "NRTC") entered into negotiations to eliminate the Debtors from the DBS business. As a result of such negotiations, DIRECTV and the NRTC ultimately entered into an agreement to, among other things: (i) terminate, as of June 1, 2004, the Amended DBS Distribution Agreement that DIRECTV and the NRTC had entered into only months earlier; and (ii) terminate, as of August 31, 2004, the NRTC/Member Agreements for Marketing and Distribution of DBS Services (the "Member Agreements"), under which the Debtors obtained DBS services. On June 2, 2004, DIRECTV provided the Debtors with a package containing a notice from the NRTC informing the Debtors that the NRTC was terminating the Member Agreements effective August 31, 2004. Moreover, DIRECTV has initiated a campaign designed to appropriate the Debtors' business within the territories which constitute the Debtors' exclusive territories under the Member Agreements. Indeed, through hourly screen calls, blast faxes and publication on Channel 205, DIRECTV has engaged in a campaign designed at converting the Debtors' subscribers to their own.

                13. In response to DIRECTV's campaign, on June 14, 2004, the Debtors commenced an adversary proceeding (the "Cornerstone Litigation") against DIRECTV, NRTC and others. In addition, on June 14, 2004, the Debtors filed a motion to obtain a temporary restraining order against DIRECTV and the NRTC from, among other things, implementing the purported termination as of August 31, 2004 of the Member Agreements. After a hearing held on June 21, 2004, this Court denied the Debtors' request for a temporary restraining order. The Debtors intend to prosecute an expedited appeal of the denial of the temporary restraining order.

                14. The Debtors' employees are well aware of the high stakes of the litigation with DIRECTV and the NRTC and it is of no surprise that many of the Debtors' management personnel are extremely concerned about their job security. Indeed, many employees believe that they will have no choice but to consider alternative employment. The NRTC's purported notice of termination effective as of August 31, 2004 has most employees believing that they may be out of work, at the latest, by the end of the summer. Without the safety net of the Employee Retention Plan, the Debtors may be faced with a mass exodus of employees. Given the attacks on the Debtors' business, now more that ever, the Debtors need to maintain the infrastructure of their business (whether for DBS services or otherwise) through the ongoing efforts of their existing employees. In that regard, the Debtors believe that it is necessary to implement the Employee Retention Plan which will encourage the Debtors' management employees to continue their employment with the Debtors, maintain excellence in their work and preserve the value of these estates.

                                RELIEF REQUESTED

                15. By this Motion, the Debtors are seeking this Court's authority to implement and make payments as appropriate under the Employee Retention Plan as described below pursuant to sections 363(b) and 105(a) of the Bankruptcy Code. The Employee Retention Plan is designed to provide a measure of security and certainty to management employee participants. In any chapter 11 case, employees feel insecure and uncertain about their long-term job prospects. Given the ongoing campaign by DIRECTV and the NRTC and the litigation commenced by the Debtors in response thereto, the Employee Retention Plan is absolutely critical to the Debtors' ability to retain their management employees, which is essential to the success of these chapter 11 cases.

                                BASIS FOR RELIEF

THE EMPLOYEE RETENTION PLAN

                16. Following its engagement by the Debtors as compensation consultants, Hewitt Associates LLC ("Hewitt") reviewed the current levels of compensation for the Debtors' management employees to determine whether such compensation is comparable to the existing marketplace and concluded that it is.(3) In light of the Cornerstone Litigation and its effect upon the Debtors' management employees, the Debtors asked Hewitt to develop the Employee Retention Plan. The Employee Retention Plan covers only those one hundred (100) management employees with responsibilities relating to the Debtors' satellite division. The twenty-nine (29) management employees in the Debtors' broadcast division are not covered under the Employee Retention Plan as those managers are not as affected as the Debtors' satellite division managers by DIRECTV and the NRTC's egregious conduct and the Cornerstone Litigation commenced by the Debtors in response thereto.

                17. The Employee Retention Plan provides for a variety of incentives and benefits to the Debtors' one hundred (100) management employees with responsibilities relating to the Debtors' satellite division -- comprised of forty-nine (49) managers, thirty-three (33) directors, nine (9) vice presidents, one (1) senior vice president, and eight (8) senior officers (collectively, the "Covered Employees").(4) The Employee Retention Plan consists of three

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(3)     The Debtors' application to retain and employ Hewitt as compensation consultants pursuant to 11 U.S.C. Sections 327(a) and 328(a) is pending and is scheduled to be heard by this Court on June 24, 2004.

(4) Of these amounts, twenty-five (25) employees of Pegasus Communications Management Corporation ("PCMC"), a non-debtor affiliate, are included in the Employee Retention Plan. The allocation of the costs for the services provided by PCMC is addressed in the Debtors' Motion to Continue Performing Under a Support Services components: (i) the monthly award component; (ii) the retention award component; and (iii) the severance component.(5) The term of such plan is from July 1, 2004 through June 30, 2005 (the "Retention Period").

        B.      Monthly Award Component

                18. The monthly award component of the Employee Retention Plan is geared at providing the Covered Employees with a moderate level of guaranteed incentive on a monthly basis over the course of the Retention Period. The monthly incentive amount (the "Monthly Incentive Amount") is equal to 1/12 of the Covered Employees' individual prepetition annual target amount for fiscal year 2004 under the Debtors' existing Corporate and Satellite Short-Term Incentive Plan (the "STI Plan"). Payments to the Covered Employees under this component are made on a monthly basis, whereby at the end of each month, such employees will receive the greater of (i) the amount actually earned under the Debtors' existing short-term incentive plans, or (ii) the Monthly Incentive Amount. The Debtors estimate that the monthly cost for this component of the Employee Retention Plan is approximately $261,000, which is approximately $1 million cheaper, per annum, than the three-tiered STI Plan.

        C.      Retention Award Component

                19. Pursuant to the retention award component, the Covered Employees are awarded certain amounts for continuing in the Debtors' employ through the Retention Period. Amounts awarded under this component are credited into a pool on a monthly basis -- on the first day of each month -- in an amount based on the following schedule:

----------
Agreement between the Operating Affiliates (as defined therein) and Pegasus Communications Management Company (the "Support Services Motion") filed on June 2, 2004.

(5) One of the Covered Employees is a party to a certain employment agreement with Pegasus Communications Corporation, a non-debtor affiliate, dated July 21, 2002. Such employee will only participate in the monthly award component of the Employee Retention Plan, and will not participate in the retention award component and the severance component.

                   FOR THE PERIOD OF           FOR THE PERIOD OF         FOR THE PERIOD OF            FOR THE PERIOD OF
EMPLOYEE LEVEL     7/1/04 THROUGH 8/1/04       9/1/04 THROUGH 12/1/04    1/1/05 THROUGH 2/1/05        3/1/05 THROUGH 6/1/05
----------------   -------------------------   -----------------------   --------------------------   -----------------------
Manager            1.25 weeks of base salary   1 week of base salary     .625 weeks of base salary    .5 weeks of base salary
Director           2.5 weeks of base salary    2 weeks of base salary    1.25 weeks of base salary    1 week of base salary
Vice President     5 weeks of base salary      4 weeks of base salary    2.5 weeks of base salary     2 weeks of base salary
Senior Vice        7.5 weeks of base salary    6 weeks of base salary    3.75 weeks of base salary    3 weeks of base salary
President
Senior Officer     10 weeks of base salary     8 weeks of base salary    5 weeks of base salary       4 weeks of base salary

                20. Accrued account balances under this component will be paid to the Covered Employees as of December 31, 2004 and June 30, 2005. However, such accrued balances may be paid out earlier in the event of: (i) an involuntary employment termination (other than for cause); or (ii) the Debtors' emergence from bankruptcy. If a Covered Employee voluntarily terminates his or her employment prior to payout, such employee will forfeit all amounts not yet paid under this component.

                21. The following is an example of an illustration of a payout under the retention award component assuming an involuntary employment termination of a Covered Employee as of November 5, 2004:

JOE E. MANAGER: INVOLUNTARY              RETENTION         RETENTION AWARD
TERMINATION AS OF 11/5/04                MONTH             PAYOUT -12/31/04
----------------------------             ------------      ----------------
Weekly Base Salary: $1,000               07/04               $     1,250
                                         08/04                     1,250
                                         09/04                     1,000
                                         10/04                     1,000
                                         11/04                     1,000
                                         12/04 - 6/05                  0
                                                             -----------
                                         Total               $     5,500
                                                             ===========

                22. With respect to the first six months of the Retention Period, the Debtors developed this component by moving approximately one-half of the severance amount that the Covered Employees would have been entitled to under the Debtors' prepetition severance policy into this component.(6) With respect to the second six months of the Retention Period, such amounts were developed by moving approximately one-fourth of the pre-petition severance amount that the Covered Employees would have been entitled to under the prepetition severance program into this component. The Debtors estimate that, based on the current number of Covered Employees, the approximate aggregate payment under this component on December 31, 2004 is $3,686,000. For the period of December 31, 2004 through June 30, 2005, in light of the Cornerstone Litigation, the Debtors anticipate that they may have to reevaluate their staffing needs. The Debtors are therefore unable to ascertain the approximate cost of this component. However, based on the current number of Covered Employees, the estimated aggregate payout under this component on June 30, 2005 is $1,843,000.

        D.      Severance Component

                23. Pursuant to the severance component, the Covered Employees are guaranteed a certain payout upon involuntary termination for reasons other than unsatisfactory performance. Minimum severance payouts under this component are as follows:

        EMPLOYEE LEVEL                  MINIMUM
        -----------------------         -----------
        Manager                         6.5 weeks
        Director                        13 weeks
        Vice President                  26 weeks
        Senior Vice President           39 weeks
        Senior Officer                  52 weeks

                24. In general, the severance amounts represent approximately one-half of the severance amounts that each employee ordinarily would have received under the Debtors' prepetition severance policy which was at a competitive market level. The Debtors estimate that

----------
(6) The prepetition management severance policy was directly in line with market practice but has been cut in half as discussed below.

the maximum cost for this component of the Employee Retention Plan -- if all of the Covered Employees were terminated -- is approximately $3,686,000.

                25. The Debtors propose to pay the severance component on an administrative expense basis. Payment under such component would be conditioned on each Covered Employee executing a valid release of all claims arising out of such employee's employment or termination, in a form satisfactory to the Debtors. Upon approval of the Employee Retention Plan, the severance component described herein will supercede any pre-petition severance plans for the Covered Employees.

                                    ARGUMENT

                26. The Debtors' management consists of highly regarded industry veterans who have significant knowledge of the Debtors' operations and of key factors for success in the DBS business. These managers, who make the day-to-day decisions that determine the operating profitability of the Debtors are an extremely valuable commodity not only to the Debtors, but also to other players in those markets.

                27. Traditionally, the Debtors have been able to hire and retain the best and brightest managers through competitive salaries and benefit programs, and an employee-friendly work environment. However, due to the increased responsibility of the Debtors' employees, and the heightened uncertainties associated with the Debtors' chapter 11 cases and the Cornerstone Litigation as described above, many of the Debtors' management employees are seeking or considering alternative employment. Indeed, as noted above, the Debtors' employees are well aware of the high stakes of the litigation with DIRECTV and the NRTC pending before this Court. The NRTC's purported notice of termination effective as of August 31, 2004 has most employees believing that they may be out of work, at the latest, by the end of the summer. Given the unfounded attacks on the Debtors' business, now more that ever, the Debtors need to maintain the infrastructure of their business through the ongoing efforts of their existing employees. Additionally, even if the Debtors are unsuccessful in the Cornerstone Litigation and can no longer provide DIRECTV programming to their subscribers, the Debtors believe that it is essential to have their current infrastructure in place to enable the Debtors to venture into projects and to offer services comparable to the ones provided with respect to DIRECTV. Thus, in order to discourage any such movement at this critical time, the Debtors believe that it is necessary to implement the Employee Retention Plan. Simply put, the Debtors cannot afford to lose any of their key personnel at this critical time.

                28. Moreover, the Debtors believe that the Employee Retention Plan is vital to their continued viability and preserving the value of these estates. In the judgment of the Debtors and Hewitt, the proposed Employee Retention Plan, if approved, will serve multiple objectives including (i) providing retention incentives that should protect the Debtors from the potentially crippling loss of the management employees by rewarding such employees for continuing to work during such challenging times for the Debtors, and (ii) providing a degree of severance protection so that the Debtors' management employees can devote their full attention and energy towards restructuring efforts without fear of impending, uncompensated dismissal. The Debtors respectfully submit that implementing a program that achieves these objectives is unquestionably in the best interest of the Debtors' estates.

                                    AUTHORITY

                29. Section 363(b)(1) of the Bankruptcy Code permits a debtor-in-possession to use property of the estate "other than in the ordinary course of business" after notice and a hearing. 11 U.S.C Section 363(b)(1). Additionally, section 105(a) of the Bankruptcy Code allows this Court to "issue any order, process, or judgment that is necessary or appropriate to carry out the provisions of the [Bankruptcy Code]." 11 U.S.C Section 105(a).

                30. This Court should authorize the Debtors to implement the Employee Retention Plan. This relief can be granted outside the ordinary course of business if the Debtors demonstrate a sound business justification for obtaining it. See, e.g., In re Aerovox, Inc., 269 B.R. 74, 81 (Bankr. D. Mass.
2001); In re Lionel Corp., 722 F.2d 1063, 1070 (2d Cir. 1983); In re Delaware Hudson Ry. Co., 124 B.R. 169, 179 (Bankr. D. Del. 1991).

                31. Once the Debtors articulate a valid business justification, "[t]he business judgment rule 'is a presumption that in making a business decision the directors of a corporation acted on an informed basis, in good faith and in the honest belief that the action was in the best interests of the company.'" In re Integrated Resources, Inc., 147 B.R. 650, 656 (S.D.N.Y.
1992) (quoting Smith v. Van Gorkom, 488 A.2d 858, 872 (Del. 1985)).

                32. The business judgment rule has vitality in chapter 11 cases and shields a debtor's management from judicial second-guessing. See In re Johns-Manville Corp., 60 B.R. 612, 615-16 (Bankr. S.D.N.Y. 1986) (noting that "the Code favors the continued operation of a business by a debtor and a presumption of reasonableness attaches to a debtor's management decisions").

                33. Given the importance of the Debtors' employees to the Debtors' continued operations, this Court should approve the relief requested herein. Courts in this circuit and other circuits have recognized the needs of chapter 11 debtors to retain their employees in order to assure continued business functions in chapter 11, and, therefore have approved incentive programs under Bankruptcy Code section 363(b)(1) similar to those proposed herein (each program, of course, being tailored to the needs of particular debtors), as a proper exercise of a debtor's business judgment. See, e.g., In re Bookland of Maine, Case No. 00-20605 (JAG) (Bankr. D. Me. May 4, 2000) (authorizing retention program providing benefits to debtor's management team as being in the best interests of the estate); In re Arch Wireless, Inc., Case No. 01-47330 (HJB) (Bankr. D. Mass. Feb. 11, 2002) (authorizing implementation of employee retention plan and severance plan); In re Aerovox, 269 B.R. at 81 (finding the debtor's key employee retention program warranted under business judgment rule); In re Georgetown Steel Co., LLC, 2004 WL 438559, *8 (Bankr. D.S.C. 2004) (approving a retention program that provided benefits to each of the debtor's remaining fourteen employees); In re Teligent, Inc., Case No. 01-12974 (SMB) (Bankr. S.D.N.Y. May 21, 2001) (approving $9 million key employee retention and severance program); In re America West Airlines, Inc., 171 B.R. 674 (Bankr. D. Ariz. 1994) (finding bonus program to be proper exercise of debtor's business judgment); In re Interco Inc., 128 B.R. 229, 234 (Bankr. E.D. Mo.1991) (concluding that implementation of a critical employee retention plan was a proper exercise of debtor's business judgment); In re Union Acceptance Corp., No. 02-19231 (Bankr. S.D. Ind. Jan. 14, 2003) (approving a retention program that provided benefits to all of the debtor's 280 employees in varying degrees); In re AmeriServe Food Distribution, Inc., No. 00-00358 (PJW) (Bankr. D. Del. June 2, 2000) (authorizing key employee Incentive Program).

                34. The Debtors have determined that the costs associated with the implementation of the Employee Retention Plan are more than justified by the benefits that the Debtors expect to realize. The Debtors believe that by implementing such plan, these chapter 11 cases will have the best possible chance to reach a successful resolution by retaining those employees that will preserve the value of the Debtors' business.

                35. Furthermore, the proposed relief will enable the Debtors to retain the knowledge, experience and loyalty of management employees who are crucial to the task at hand. If such employees were to leave at this critical point, it is likely that the Debtors would not be able to attract replacement employees of comparable quality, experience, knowledge and character. Suitable new employees, even if available, would not have in-depth and historical knowledge of the Debtors' businesses. If the Debtors are unable to implement the Employee Retention Plan, the effects could be devastating to the Debtors' efforts to operate and reorganize their businesses. Accordingly, the Debtors submit that the implementation of the Employee Retention Plan is a proper exercise of their business judgment and necessary to ensure the Debtors' successful reorganization.

                                     NOTICE

                36. Notice of this Motion has been given to (i) the United States Trustee for the District of Maine; (ii) the proposed counsel to the Committee; and (iii) those parties in interest who have filed a notice of appearance. The Debtors submit that in light of this Court's Order Establishing Notice and Service Requirements in Debtors' Chapter 11 Cases dated June 7, 2004 and the nature of the relief requested, no further notice is required.

                          NO PREVIOUS RELIEF REQUESTED

                37. No previous application for the relief sought herein has been made by the Debtors to this or any other court.

                WHEREFORE, the Debtor respectfully requests that the Court enter an order substantially in the form of the annexed Order and grant such other and further relief as is just and proper.

Dated: Portland, Maine
       June 23, 2004
                                        SIDLEY AUSTIN BROWN & WOOD LLP
                                        Larry J. Nyhan
                                        James F. Conlan
                                        Paul S. Caruso
                                        Jessica C. Knowles
                                        Bank One Plaza
                                        10 South Dearborn Street
                                        Chicago, Illinois 60603
                                        Telephone:  (312) 853-7000
                                        Facsimile:  (312) 853-7036

                                                 -and-

                                        SIDLEY AUSTIN BROWN & WOOD LLP
                                        Guy S. Neal
                                        Ellen R. Moring
                                        787 Seventh Avenue
                                        New York, New York 10019
                                        Telephone:  (212) 839-5300
                                        Facsimile:  (212) 839-5599

                                                 -and-

                                        BERNSTEIN, SHUR, SAWYER & NELSON

                                        By:  /s/ Robert J. Keach
                                             -----------------------------------
                                        Robert J. Keach
                                        100 Middle Street
                                        P.O. Box 9729
                                        Portland, ME 04104
                                        Telephone:  (207) 774-1200
                                        Facsimile:  (207) 774-1127

                                        Proposed Attorneys for Debtors
                                        and Debtors in Possession